                                                                    EXHIBIT 99.1


[POLYMEDICA LOGO]


FOR IMMEDIATE RELEASE

         POLYMEDICA FILES FORM 10K FOR THE YEAR ENDED MARCH 31, 2003

    NOTES DISCUSSIONS WITH SEC REGARDING EXPENSING VERSUS CAPITALIZING DIRECT
                           RESPONSE ADVERTISING COSTS

WOBURN, MA - JUNE 30, 2003 -- POLYMEDICA CORPORATION (NNM: PLMD) today filed its Form 10-K for its fiscal year ended March 31, 2003 in which it noted that it has been in discussions with the staff of the Securities and Exchange Commission regarding the Company's capitalizing of direct response advertising costs related to the acquisition of new customers rather than expensing them as incurred. Since acquiring Liberty in 1996, PolyMedica has capitalized such costs and amortized them generally over two to four years.

"We have always believed that capitalization of our direct response advertising costs in accordance with Statement of Position 93-7 accurately reflects the economics of our business model and does a good job of matching our costs of acquiring new customers with the resulting benefits," said Lead Director and Interim CEO Samuel L. Shanaman. "However, few companies capitalize advertising costs, and some members of the investor community have suggested that fully expensing such costs as incurred would be a better presentation. For that reason, we have always provided extensive disclosure in our filings with the SEC and in our conference calls regarding our direct response advertising expenditures and the amortization of those costs. We recognize the changing environment in which we live, but we also need to conform to generally accepted accounting principles ("GAAP"). We believe our historical accounting is correct. Nevertheless, several months ago the Company and its Directors began discussions to determine whether fully expensing our future advertising costs as incurred could be a GAAP-compliant approach in today's environment."

"PolyMedica's objective is, and always has been, to present our financial results accurately in accordance with GAAP," said Stephen Farrell, PolyMedica's Senior Vice President and CFO. "The issue of how to account for direct response advertising is highly technical and, in the final analysis, becomes one of judgment. The facts and circumstances in this discussion are not in dispute. Rather, it is the interpretation of the technical points of SOP 93-7 that is under consideration. We are working closely with the SEC and our auditors to reach a conclusion consistent with best practices in accounting. We had hoped to have the issue resolved by our filing deadline, but unfortunately we have not yet been able to reach a consensus. We have a strong and growing business with superb fundamentals and strong cash flow, on which the outcome of our discussions will have no effect. We are eager to resolve this issue as quickly as possible."

The AICPA's Statement of Position 93-7 provides for the capitalization of direct response advertising costs when, among other things, the advertising elicits sales to customers who respond specifically to the advertisement, and the advertisement results in probable future benefit. On June 20, 2003 the SEC informed the Company that it believes the Company's advertising costs do not qualify for capitalization under SOP 93-7 because in its judgment the

Company's advertising efforts produce leads, or sales opportunities, rather than purchase orders. PolyMedica has historically taken the view that the steps the Company follows with a customer responding to an advertisement, which are primarily steps necessary to determine a customer's eligibility for Medicare benefits, are primarily administrative in nature and do not disqualify the Company's advertising costs from capitalization. The Company and its auditors, PricewaterhouseCoopers, are currently developing a response to the SEC to serve as a basis for further discussion.

If the Company were to revise its financial statements to reflect expensing of advertising costs as incurred on an historical basis, income per share (diluted) before cumulative effect of change in accounting principle for fiscal years 2003 and 2002 would be $2.61 and $1.76, respectively. This compares with the previously reported $3.21 for fiscal 2003 and $2.38 for fiscal 2002. In addition, under historical expensing of advertising costs, the Company's EPS guidance for its fiscal 2004 first quarter ending June 30, 2003 would be $0.66 - $0.72, compared to $0.84 - $0.90.

                                                                   Fiscal Year Ended March 31,

                                                                 2003                       2002
                                                       As Reported  If Adjusted   As Reported  If Adjusted
                                                      ------------  -----------   -----------  -------------
Income per weighted average share before cumulative
  effect of change in accounting principle:
    Basic                                                   $  3.29      $  2.68       $  2.43      $  1.80
    Diluted                                                 $  3.21      $  2.61       $  2.38      $  1.76


About PolyMedica (www.polymedica.com)

PolyMedica is a rapidly growing national medical products company. The Company is best known through its Liberty brand name and innovative direct-to-consumer television advertising to seniors with diabetes and respiratory disease. Building on its technology-based operating platform and compliance management focus, PolyMedica continues to expand its product offerings in these chronic disease and other categories.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, changing interpretations of generally accepted accounting principles, outcomes of government reviews, inquiries and investigations and related litigation, continued compliance with government regulations, changes in medicare reimbursement, fluctuations in customer demand, management of rapid growth, intensity of competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the period ended March 31, 2003. The information set forth herein should be read in light of such risks. The company assumes no obligation to update the information contained in this press release.


Contact:         PolyMedica Corporation
                 Fred ("Skip") Croninger, 781/933-2020
                    OR
                 Citigate Sard Verbinnen
                 Jim Barron/Denise DesChenes, 212/687-8080